STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A DELAWARE CORPORATION
TO A NON-DELAWARE ENTITY
PURSUANT SECTION 266 OF THE
GENERAL CORPORATION LAW

1.) The name of the Corporation is Toga Limited.

(If changed, the name under which it's certificate of incorporation was originally filed was ______.)

2.) The date of filing of its original certificate of incorporation with the Secretary of State is October 23, 2003.

3.) The jurisdiction to which the corporation shall convert to is Nevada and the name under which the entity shall be known as is Toga Limited.

4.) The conversion has been approved in accordance with this section;

5.) The corporation may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, and that it irrevocably appoints the Secretary of State as its agent to accept service of process in any such action, suit or proceeding.

6.) The address to which a copy of the process shall be mailed to by the Secretary of State is

Booth Udall Fuller, PLC
Attn: W. Scott Lawler
1255 W. Rio Salado Pkwy, Suite 215
Tempe, AZ 85225

In Witness Whereof, the undersigned have executed this Certificate of Conversion on this 19th day of July, A.D. 2018.

By: ______
Authorized Officer

Name: Toh Kok Soon, CEO
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